UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 19, 2014

Corinthian Colleges, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 427-3000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Corinthian Colleges, Inc. (the “Company,” “Corinthian,” “we,” “us” or other similar terms) has entered into a Consent and Amendment No. 4 to Credit Agreement (the “Fourth Amendment”), dated as of August 19, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent (“Agent”).  This Fourth Amendment amends in part the Company’s Credit Facility among the same parties dated May 17, 2012 (as previously amended, the “Credit Agreement”).

Pursuant to the terms of the Fourth Amendment, the Lenders agreed to permit the Company to sell certain assets, consisting of certain student loan notes, certain WyoTech equipment and the Company’s Melbourne, Florida real property (collectively, the “Specified Assets”), and use the proceeds to fund the operations of the Company’s business, so long as (i) the aggregate cash purchase price payable to the Company for the Specified Assets is at least $20,000,000, (ii) all net cash proceeds from the sales of the Specified Assets are deposited into an account with Agent, and (iii) the proceeds of the Specified Asset sales are used by the Company in a manner materially consistent with the most recent thirteen-week cash flow budget delivered to the Agent and the Lenders prior to the date of the Fourth Amendment.  Under the Fourth Amendment, the Company has agreed to, among other matters, (i) amend the Company’s year-end financial reporting obligations to require, in lieu of the delivery of audited financial statements, the delivery of unaudited financial statements for the fiscal quarter and fiscal year ended June 30, 2014, and the comparative corresponding fiscal quarter of the prior fiscal year, certified by a responsible officer of the Company and prepared in accordance with GAAP, no later than 95 days after the end of such fiscal quarter; (ii) amend the Company’s ability to create or enter into new student loan programs; (iii) prohibit the Company’s ability to make capital expenditures in excess of $4,000,000 from the effective date of the Fourth Amendment to the maturity of the Credit Agreement; and (iv) amend certain other financial reporting requirements to align with the Company’s financial reporting requirements to the U.S. Department of Education (“ED”) pursuant to the terms of that certain Operating Agreement dated July 3, 2014 between the Company and ED.

In connection with the Fourth Amendment, the Company agreed to pay an amendment fee equal to 2.5% of each Lender’s Commitment (as defined in the Credit Agreement), 40% of which was paid in cash on August 20, 2014 and 60% of which is due on October 20, 2014.  The foregoing summary of the Fourth Amendment is a summary only and is qualified in its entirety by reference to the Fourth Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 2.06                                           Material Impairments.

As previously reported by the Company and described below under “Liquidity Update,” the Company has been, and is, seeking additional sources of liquidity through, among other things, asset sales.  On August 20, 2014, the Company sold to an unrelated third party, on a non-recourse basis, after conducting a bid process, a portfolio of student loans for approximately $19 million.  The Company’s decision to sell certain of its student loans which it had previously intended to hold for investment resulted in a change in the accounting treatment for such loans from “held for investment” to “held for sale.”  Assets which are “held for investment” are recorded at amortized cost less an estimated allowance for incurred credit losses, while assets which are “held for sale” are recorded at the lower of cost or fair value.  In determining the fair value of these notes, the Company considered the indications of interest and the ultimate sale price it received for these notes.  The Company believes the prices buyers were willing to offer reflected the Company’s current circumstances, including the Operating Agreement with ED, the uncertainty surrounding the intended sale of the Company’s schools and other assets, and the Company’s current liquidity challenges.  Accordingly, as a result of the change in accounting treatment and the ultimate price received, the Company concluded on August 19, 2014 that an impairment charge is required of approximately $55 million to $59 million (all of which is non-cash except for approximately $0.5 million of transaction costs).  The Company expects to include the impairment charge in its consolidated financial statements for the fiscal year ended June 30, 2014.

Item 7.01                                           Regulation FD Disclosure.

Prior to entering into the Fourth Amendment, the Company had entered into a Consent and Amendment No. 3 to Credit Agreement (the “Third Amendment”), dated as of July 3, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Agent.  Pursuant to the Third Amendment, the Lenders amended the Credit Agreement to make the execution of a material amendment to that certain Memorandum of Understanding dated as of June 22, 2014 between the Company and ED an Event of Default (as defined in the Credit Agreement), and the Lenders consented to that certain First Amendment to Memorandum of Understanding dated July 3, 2014 between the Company and ED.  The foregoing summary of the Third Amendment is a summary only and is qualified in its entirety by reference to the Third Amendment, which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

On August 21, 2014, the Company’s lawyers met with attorneys for the U.S. Consumer Financial Protection Bureau (the “CFPB”), and subsequently received a letter memorializing certain aspects of the discussion, in which the CFPB asserted violations by the Company of the Dodd-Frank Act and the Fair Debt Collections Practices Act indicated its willingness to engage in settlement discussions with the Company, so long as the Company would agree to certain conditions.  These conditions include (i) providing certain financial disclosure materials, (ii) ceasing the sale or transfer of private student loans, (iii) ceasing to engage in certain in-school collection efforts the CFPB considers unlawful, (iv) providing students and prospective students with the same disclosures regarding the potential sale of certain campuses that the Company has provided to California students as part of an agreement with the California Attorney General, and (v) notifying the CFPB of any indications of material interest in purchasing any of the Company’s assets.  The CFPB also requested certain documents relating to a recently-completed sale of student notes (discussed under Item 2.06 above) and certain information relating to the student loans that the Company continues to hold and any private lending arrangements to which the Company is currently a party.  The CFPB provided the Company until August 29, 2014 to indicate whether it would agree in principle to such conditions.

As previously reported, the Company received a letter on July 24, 2014, from ED regarding ED’s Office of Federal Student Aid’s intent to deny the application for recertification of Everest Institute in Cross Lanes, West Virginia, along with its additional location in Eagan, Minnesota (collectively, “Everest Cross Lanes”) to continue to participate in the student financial assistance programs authorized pursuant to Title IV.  Both the Cross Lanes and the Eagan campuses ceased enrolling new students after the Operating Agreement was signed in July 2014 and are in the process of being taught out.  The July 24 ED letter asserted that the Company violated Title IV requirements by misrepresenting placement rates for its Everest location in Decatur, GA, which was an additional location of the Cross Lanes institution until it was taught out during the fiscal year ended June 2013.  The July 24 ED letter also stated that ED concluded that the Everest Cross Lanes institution lacks administrative capacity to act as a fiduciary of federal student financial assistance funds and that ED would not recertify the school to participate in these programs after the expiration of its current program participation agreement, which expired in December 2013 but had been extended on a month-to-month basis.  On July 31, 2014, the Company provided a response to ED’s July 24 letter, contesting ED’s conclusions regarding the administrative capability of Everest Cross Lanes and seeking continued eligibility for its students at the Cross Lanes and Eagan campuses while those campuses are being taught out.  On August 22, 2014, the Company received a letter from ED in which it denied recertification of Everest Cross Lanes, citing alleged misrepresentations and breach of fiduciary duty at the Decatur campus that was an additional location of Everest Cross Lanes until 2013.  Pursuant to the Operating Agreement, now that ED has denied recertification of these campuses, the Company must provide each student at the affected campuses with the student’s choice of continuing such student’s program of study at the school or withdrawing from the school and receiving a Full Refund (as defined in the Operating Agreement).  As of July 31, 2014, the Eagan and Cross Lanes campuses had combined enrollment of approximately 160 students.

Liquidity Update

As previously reported by the Company, depending on the timing of the Company’s planned asset sales and its ability to further reduce operating costs, the Company will need to obtain additional sources of liquidity to fund its operations and to implement the agreements contemplated by the Operating Agreement.  Notwithstanding the Company’s completion of the sale of student loan notes described in Item 2.06 above, the Company continues to need to obtain additional sources of liquidity to fund its operations and to implement the agreements contemplated by the Operating Agreement.  To do so, the Company will continue to seek additional sources of liquidity through new financings, additional cost reductions, accelerated asset sales or some combination thereof.  There can be no assurance that the Company will be able to obtain any such additional needed liquidity on a timely basis, on terms acceptable to it, or at all. Any withholding of Title IV funds by ED, or further restrictions on funding or operations by accrediting agencies, state agencies, or other funding sources would exacerbate the Company’s existing liquidity constraints.

Item 9.01                                           Financial Statements and Exhibits

(d)	Exhibits.

10.1

Consent and Amendment No. 4 to Credit Agreement, dated as of August 19, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent.

99.1

Consent and Amendment No. 3 to Credit Agreement, dated as of July 3, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

August 25, 2014	/s/ Jack D. Massimino
Jack D. Massimino
Chairman and
Chief Executive Officer